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                               EXHIBIT 10.18
                 OWENS-ILLINOIS, INC. EXECUTIVE SAVINGS PLAN


1. PURPOSE. The purpose of this Owens-Illinois, Inc. Executive Savings Plan is to provide selected corporate officers and other senior management employees of Owens-Illinois, Inc. and certain companies affiliated with it, to the extent any of such officers or employees are restricted as to their participation in the Owens-Illinois Stock Purchase and Savings Program, as nearly as practicable with an equivalent benefit.

2.   DEFINITIONS.  As used herein:

     "Account" means a Deferral Account or Matching Account;

     "Board" means the Board of Directors of O-I;

     "CEO" means the Chief Executive Officer of O-I or any other officer, employee, or committee of O-I designated by said Chief Executive Officer to whom any or all of his powers or duties under the Plan may be delegated;

     "Code" means the Internal Revenue Code of 1986, as amended;

     "Committee" means the Compensation Committee of the Board or any other committee of the Board to which administrative authority with respect to the Plan may be delegated by the Board;

     "Company" means the corporate group of companies consisting of O-I and each corporation (or unincorporated business entity) 50 percent or more of the voting shares (or other ownership interests) of which are owned, directly or indirectly, by O-I;

     "Current Compensation" means the "Compensation", as defined in SPASP, paid to an Executive during a year, without regard to any limitations on the amount thereof imposed under Section 401(a)(17) of the Code;

     "Deferral Account" means a deferred compensation memorandum account established and maintained on the books of the Company to reflect the value of an Executive's interest in the Plan attributable to his Deferral Elections;

     "Deferral Election" means an election made by an Executive under Section
     5.1 of the Plan;

     "Executive" means a corporate officer or other senior management employee of the Company eligible to participate in the Plan under Section 4 of the Plan;
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     "Matching Account" means a deferred compensation memorandum account established and maintained on the books of the Company to reflect the value of an Executive's interest in the Plan attributable to the Company's Matching Credits for his benefit;

     "Matching Credit" means a credit by the Company to an Executive's Matching Account under Section 5.3 of the Plan;

     "O-I" means Owens-Illinois, Inc., a Delaware corporation;

     "Plan" means this Owens-Illinois, Inc. Executive Savings Plan, as from time to time in effect;

     "SPASP" means the Owens-Illinois Stock Purchase and Savings Program, as from time to time in effect; and

     Words of the masculine gender include correlative words of the feminine and neuter genders and vice versa, and words denoting the singular include the plural and vice versa.

3. ADMINISTRATION. The Plan shall be administered by the Committee. The administrative powers of the Committee shall include the powers to interpret the Plan and to exercise full and complete discretion to adopt, modify, and/or rescind (or to authorize the CEO or one or more other appropriate officers of O-I to adopt, modify, and/or rescind) any rules, determinations, policies, or procedures deemed necessary or appropriate for the maintenance and administration of the Plan. Without limiting the generality of the foregoing, the Committee's rules, determinations, policies, and procedures under this Plan (including without limitation any rules and procedures adopted under Section 5.2 hereof) may be consistent with the provisions of, and any comparable rules, determinations, policies, and procedures adopted by the Company under, SPASP. Any provision hereof to the contrary notwithstanding, only the Committee or the Board may exercise any discretionary and/or administrative authority under the Plan with respect to the CEO's participation in the Plan, and neither the Board nor the Committee may delegate any such authority to the CEO or to any other officer, employee, or committee of O-I (other than another committee of the Board of which the CEO is not a voting member).

4.   ELIGIBILITY AND PARTICIPATION.

     Each corporate officer or other senior management employee of the Company who is eligible to participate in SPASP but whose participation therein is restricted by reason of the limitations and/or prohibitions imposed by:

          (a) Section 401(a)(17) of the Code, as to the maximum amount of his annual compensation that may be taken into account under SPASP;
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          (b)  Section 401(k) of the Code, as to "excess contributions"
          that may not be contributed or retained under SPASP for the benefit of "highly compensated employees";

          (c) Section 402(g) of the Code, as to the maximum annual "elective deferrals" that may be excluded from his gross income with respect to contributions made on his behalf under SPASP; or

          (d) Section 415 of the Code, as to the maximum "annual addition" that may be made to an account for his benefit under SPASP,

     or who is entirely excluded from current participation in SPASP solely because, as determined by the Committee or the CEO, his participation therein would jeopardize the qualification of SPASP under Section 401(a) of the Code, shall be eligible to participate in this Plan if, and for so long as, he is selected to do so by the Committee or the CEO. No member of the Board who is not an employee of the Company shall be eligible to participate in the Plan, but a member of the Board who is otherwise eligible to participate in the Plan shall not be disqualified from such participation solely by reason of such Board membership.

5.   DEFERRAL ELECTIONS AND MATCHING CREDITS.

     5.1 Each Executive eligible to participate in the Plan under Section 4 of the Plan may elect from time to time, by written notice to the Company, given before the first day of any regular Company pay period for salaried employees, to defer his receipt, subject to the provisions of the Plan, of a specified part of his Current Compensation earned in the next pay period and thereafter. The amount of an Executive's Current Compensation to be deferred pursuant to his Deferral Elections under this Plan shall not exceed, on an annual basis, the excess of 19% of his Current Compensation over the sum of his annual "MTSO Contributions" and "SCO Contributions" under (and as defined in) SPASP.

     5.2 An Executive may elect prospectively to change the rate of or revoke his Deferral Election with respect to his future Current Compensation at such times and with such frequency as may be permitted pursuant to rules and procedures of uniform application adopted by the Committee. Until so changed or revoked, an Executive's Deferral Election shall remain in effect with respect to all Current Compensation earned by the Executive after the date thereof.

     5.3 The Company shall post a Matching Credit to the Matching Account of each Executive who has made a Deferral Election under Section 5.1 in an amount equal to 50 percent of the amount of such Deferral Election, up to a maximum annual Matching Credit equal to the excess of (a) three percent of the Executive's Current Compensation or, if less, $10,000, over (b) the amount of the annual "Company Matching Contribution" made on his behalf under (and as defined in) SPASP.
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     5.4  For purposes of Sections 5.1 and 5.3 of the Plan, an Executive who is
     eligible to participate in SPASP for all or any part of a year shall be deemed conclusively to have made "MTSO Contributions" under (and as defined in) SPASP in the maximum amount which he is permitted to make thereunder for the period of such eligibility.

     5.5 Any provision hereof to the contrary notwithstanding, the annual sum of an Executive's Deferral Elections and Matching Credits hereunder plus his "MTSO Contributions", "SCO Contributions", and "Company Matching Contributions" under (and as defined in) SPASP shall not exceed $30,000.

6.   ACCOUNTS.

     6.1 All amounts deferred under the Plan shall be credited by the Company, as of the date such amounts would otherwise be payable to the Executive in the absence of a Deferral Election, to the Executive's Deferral Account. All Matching Credits shall be posted concurrently with the deferred amounts to which they relate. All such amounts so credited to an Executive's Deferral and Matching Accounts shall, until paid or distribut-ed in full, accrue interest, compounded monthly, at an annual rate equal from time to time to the average annual yield on domestic corporate bonds of Moody's A-rated companies (as most recently reported in the Survey of Current Business published by the United States Department of Commerce or a successor publication) or at such other rate as the Board may at any time and from time to time designate prospectively.

     6.2 The Company shall be under no duty to segregate or set aside any amount credited to any Account from the general assets of the Company, but the Board may, in its discretion, direct the establishment of any trusteed, insured, or other payment arrangement from which the Company's obligations as to an Executive under the Plan may be paid. No Executive, beneficiary, estate, or other person claiming through or under an Executive shall have any legal or beneficial property interest whatsoever in any assets of the Company or in any such payment arrangement which may be established at the direction of the Board except as may be expressly provided by such payment arrangement. Neither the establishment of an Account nor the crediting of any amounts thereto nor the establishment of any payment arrangement (except as may be expressly provided by such payment arrangement) shall be deemed to create a trust of any kind, any fiduciary relationship between the Company and any person, or any collateral security for the Company's obligations under the Plan. To the extent that an Executive or any other person acquires a right to receive any payment from the Company under this Plan, such right shall be no greater than that of any other unsecured general creditor of the Company. The Company shall provide to each Executive who has made any Deferral Election, at least annually, a statement of his Account balances.
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7.   PAYMENT OF ACCOUNT BALANCES.

     7.1 Each Executive shall at all times have a nonforfeitable, fully vested interest in the amounts credited to his Deferral Account and Matching Account.

     7.2 The entire amount credited to an Executive's Accounts, including accrued interest to the date of payment, shall become payable upon termination of the Executive's employment with the Company by reason of his death, total and permanent disability, normal or early retirement pursuant to any retirement plan sponsored by the Company, or any other reason. Amounts so payable shall be paid to the Executive in cash in a lump sum as soon as practicable after such termination of employment but in no event later than March 31 of the following year.

     7.3 In the event of an Executive's death before his Accounts plus interest have been paid to him in full, the entire amount then credited to his Accounts, including accrued interest to the date of payment, shall be paid in cash in a lump sum to the beneficiary or beneficiaries named by him in a written designation filed with the Company (or, in the absence of such a designation, to his estate). Such payment shall be made as soon as practicable after such Executive's death but in no event later than March 31 of the following year.

     7.4 Before termination of employment, an Executive may request a withdrawal from his Deferral Account of an amount sufficient to meet a financial hardship that would justify a withdrawal of the same amount from a "MTSO Contributions Account" under (and as defined in) SPASP. The Committee shall determine the existence of a bona fide financial hardship based on non-discriminatory procedures, taking into account any then applicable rulings or regulations of the Internal Revenue Service. The standards established by the Committee for determining the existence of a financial hardship shall be uniformly applied to all Executives who request such a withdrawal, and the Committee's decision with respect to each such request shall be final. An approved hardship withdrawal shall be paid to the Executive in cash as soon as practicable after approval.

8. AMENDMENT AND TERMINATION OF THE PLAN. The Board may at any time and from time to time amend, suspend, or terminate the Plan in whole or in part; provided, however, that no such amendment, suspension, or termination may, without the consent of each Executive affected thereby, have any adverse retroactive effect on the rights of any Executive (or any person claiming through or under him) under the Plan unless required by applicable law.

9.   MISCELLANEOUS.

     9.1 At the request of an Executive or on its own initiative, the Committee may, at any time and in its sole and unlimited discretion, accelerate the payment of any part of an Executive's Accounts.
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     9.2  Nothing in the Plan shall confer on any Executive or any other employee of the Company any right to continue in the employ of the Company or affect in any way the right of the Company to terminate any such person's employment at any time.

     9.3 Rights under the Plan shall not be assignable or transferable or subject to encumbrance or charge of any nature, other than by designation of beneficiary to take effect at death or, in the absence of such designa-tion, by will or the laws of descent and distribution.

     9.4 The Plan shall be binding on and inure to the benefit of the Company, each Executive, and every person claiming through or under an Executive, and their respective heirs, successors, and assigns.

     9.5 Deferral Elections under the Plan are intended to defer Executives' recognition of income, for income tax purposes under the Code, until their actual receipt of payments from their Accounts. The Plan shall be interpreted and administered in a manner consistent with such intent.

     9.6  This Plan shall be effective on and after its date of execution.
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          IN WITNESS WHEREOF, the Board has caused this Plan to be executed by a duly authorized officer of the Company this  31st day of December, 1993 .


                                   OWENS-ILLINOIS, INC.


                                   By   /s/ Thomas L. Young
                                        Vice President

Attest:


  /s/ James W. Baehren
     Assistant Secretary